EXHIBIT 99.1

For Immediate Release PRESS BULLETIN August 5, 2009	for more information contact: Rowland W. Day II CEO, Blindspot Alert, Inc. rday@websafety.com www.websafety.com 949-350-6500

Zig Ziglar Agrees to Market Blindspot Alert’s Two Products, WebSafetyPC and CellSafety

DALLAS--Blindspot Alert, Inc. (the “Company”) (OTCBB: BSAL), a developer and marketer of software that makes cell phone usage and the Internet safer for families, today announced the association of Zig Ziglar and Ziglar, Inc. to support and promote the marketing of the Company’s two products: WebSafetyPC and CellSafety.

“My life and career have been spent in service to family values,” Zig Ziglar said from his home in Dallas, Texas, “and like many parents and grandparents, I’ve wondered how we can better protect our children from predator invasions over the Internet. Likewise, texting while driving has become a major risk for teenage drivers, increasing the likelihood of having an accident by as much as 23 times. When our family reviewed the WebSafetyPC and CellSafety products, we knew we wanted it; and we want everyone we care about to have it, too.”

President of Ziglar, Inc., Tom Ziglar says, “This really is a remarkable technology, and one that every family with a computer in their home or a person who drives while using a cell phone should have.”

The Company’s President Clifton Jolley says, “Having Zig as a proponent of the WebSafetyPC and CellSafety products is gratifying. Together we are committed to protecting children from Internet predators and from the risks associated with cell phones and driving.  Like many of us, the Ziglar family has worried over the risks posed by these technologies; but until we developed the technology, Internet and cell phone usage has been a frustrating task for most parents.  WebSafetyPC and CellSafety create a safety net to keep kids and adults from falling into bad habits such as texting while driving and from being contacted by cyberbullies and predators.

The Company’s two main products are:

CellSafety

CellSafety all but eliminates the risk of texting while driving by turning off the texting feature at a predetermined speed.  Parents also have the ability to create “test-free zones,” such as schools, where cheating by texting is an increasing problem.  “Another great feature,” Tom Ziglar says, “is the FindMe feature that lets me find my cell-phone-enabled children.”

WebSafetyPC

WebSafetyPC provides many of the features available on CellSafety phones such as alerts for cyber bullying, sexting, and predator alerts.  The president of Mothers Against Predators says of her experience, “The predator who attacked my daughter didn’t come in through a window…he came in through my computer.”

WebSafetyPC and CellSafety provide the following features as demonstrated by these two charts:

http://www.websafety.com/newsite/cellcompare_expand.html
http://www.websafety.com/newsite/compare_expand.html

for more information contact:
Rowland W. Day II
CEO, Blindspot Alert, Inc.
rday@websafety.com
www.websafety.com
cell 949-350-6500